Exhibit 99.2

IDENTIV, INC (INVE)

EVENT: SECOND QUARTER 2016 EARNINGS CONFERENCE CALL

DATE: AUGUST 11, 2016

TIME: 2PM PACIFIC TIME (5PM EASTERN TIME)

CORPORATE PARTICIPANTS

Steven Humphreys Identiv, Inc. - CEO

Steve Finney Identiv, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Mike Latimore Northland Securities - Analyst

Mark Drucker B Riley Company - Analyst

PRESENTATION

Operator

Welcome to the Q2 2016 Identiv Earnings Call. My name is Eric, and I will be your operator for today’s call. (Operator Instructions) Please note, this conference is being recorded.

On the call with me today are Steven Humphreys, CEO of Identiv; and Steve Finney, CFO. In a moment, we’ll hear remarks from both of them, and then we’ll take questions from sell side analysts.

Before we begin, please note that during this call, we’ll be making references to non-GAAP measures or projections, including non-GAAP gross margins, operating expenses and adjusted EBITDA. A complete reconciliation between each of these non-GAAP measures and the most directly comparable financial measures can be found in today’s press release, which is available on identiv.com.

In addition, during our call today, we will be making forward-looking statements. Any statement that refer to expectations, projections or other characteristics of future events, including financial projections and future market conditions is a forward-looking statement. Actual results may differ materially from those expressed in these forward-looking statements.

For more information, please refer to the risk factors discussed in documents filed from time to time with the SEC, including the annual report on Form 10-K for fiscal year 2015. Identiv assumes no obligation to update these forward-looking statements, which speak as of today.

I will now turn the call over to Steven Humphreys for his comments. Steven?

Steven Humphreys - Identiv, Inc. - CEO

Thanks very much, and thank you all for joining. In the last few updates our quarterly earnings comments and some of the investor open webcast we’ve held, and we have had some very detailed discussions of our business with restructuring of the legal and regulatory progress we’ve been making. And so today, hopefully we’ll be somewhat shorter than that because we are really executing on the business direction as planned and as we previously communicated. And so the focus today will be on updates on the growth drivers and on the progress building, the very strong business and positioning ourselves to take advantage of the substantial market opportunity that we believe we are in a position to lead. So there is lots of work ahead, but our focus will really be on capitalizing aggressively on the market opportunity as this industry grows and transforms.

Before Steve Finney elaborates on our financial results, I’d just like to summarize some of the relevant business dynamics that those numbers represent. Fundamentally, they are delivering on plans we’ve already communicated as I said. So for example, we’ve seen sequential growth in every business line. Our physical access business grew 8% sequentially and 17% in the U.S. Our Smart Card readers which combine – complies the bulk of our identity segment grew 16% sequentially. Our credentials grew 10% sequentially. Now all of these were partly offset by discontinued businesses which we’ve previously communicated, primarily the German Time and Attendance Webshop. As we also announced last quarter, one of our major customers Disney Company discontinued a product line as they announced publicly, and that’s been removed from our business base. We still have great commercial relationships with them and we’re working on other programs but what’s important to us as a business is we very successfully filled the gap created by this particular program and that’s demonstrated by the fact that our credential business line grew 10% sequentially.

Going forward this really puts us in a more predictable stable diversified business base, and also we are indeed adhering to our guidance indicating the strength across all of our business lines.

We’re also delivering this top line while we’re taking operating expense options as we’ve also committed. On non-GAAP recurring OpEx reduced from a high of nearly 70% of revenues a year ago to now the low 40% of revenues. We’ve accomplished this through a sequential non-GAAP non-recurring OpEx reduction of 23%, and year-over-year non-GAAP recurring OpEx reductions of nearly 40%. Now this really demonstrates tangible progress towards our goal of about 35% recurring OpEx and our longer end term model of recurring OpEx in the 30% range of revenues. Now Steve will cover in a lot more detail the numbers but the progress in these numbers and the underlying business they represent really is the highlight of this period. It reflects the commitment and quality of our team, the strength of our technology and products, and the loyalty of our channel partners and customers.

I’d also like to add that we are now compliant with all the NASDAQ and SEC requirements and we have no additional compliance issues expected. Possibly the most telling characteristic of that is it’s just one bullet point here and frankly that is all the presence that it has in our communication here indicating the progress we’ve made beyond those issues so that we can focus on execution.

With our execution steps implemented, they’re well underway and they’re starting to be reflected in our numbers. We think we’ve established now a credible base so as we speak to the investment community and others that we are going to be focusing fundamentally on the business position and the growth going forward.

Now I’ll elaborate a lot more after Steve’s comments, but our focus going forward really is on growth, on continuing efficiency and EBITDA and cash flow, there is still lots of work to do, you don’t discuss and that it’ll happen in six months but in terms of substantial restructurings or other major actions that’s behind us, we simply intended to be one of the most efficient, effective and fast moving companies in this industry and that’s an ongoing process. We’ll also focus on our market share, increasing our market share and the dynamics in what is a very dynamic market. Channel strengthening and broadening worldwide across Europe, Southeast Asia, U.S., Latin America and other developing markets. Our partnerships worldwide, because we are not doing any of this alone this is a very leverage model that we’re implementing and a leverage platform we’ve gotten. And some of the game changing products and platforms we built.

So with that context, let me turn it over to Steve Finney, our CFO. Steve?

Steve Finney - Identiv, Inc. - CFO

Thank you, Steve. Hello everybody, I will try to fill in some of the detailed financial results beyond what Steve has just covered.

Our revenues in the second quarter were $13.5 million, compared with $12.5 million prior quarter, an approximate 8% sequential increase, and compared to revenues of $15.6 million in the comparable quarter of 2015, an overall decrease of 14%. As usual, I will break this down by segment.

Our Physical Access Control segment represents approximately 41% of second quarter revenue, having generated $5.5 million in the quarter, up 8% sequentially from $5.1 million in the first quarter of 2016 and also up 21% from the $4.6 million recorded in the second quarter of 2015. The increases both sequentially and year over year are primarily a result of higher sales of physical access control solutions, including an increase in professional services engagements, in the U.S., primarily related to end customers in the Federal government sector. As mentioned in previous releases, we are continuing to focus on our strong and valued Hirsch customer base and branded products including our new FICAM solution, in addition to further developing our commercial offerings through ICPAM, to continue to grow revenue in this segment through the rest of this year and beyond.

Revenue from our Identity products, being primarily smart card readers, reader modules and tokens, was $2.9 million in the second quarter. This represents a sequential increase of 16% from the $2.5 million revenue in the first quarter of 2016, primarily as a result of stronger sales in the Asia-Pacific region, and a decrease of 11% compared to the second quarter 2015 revenues of $3.3 million. This business nevertheless was above plan in the quarter and has good backlog at the present time.

Approximately 36% of our second quarter revenue, or $4.9 million, was derived from sales in our Credentials segment, which comprises both our access control credentials and our broader ‘internet of things’ transponder products. This revenue performance represents a sequential increase of approximately 10% from the $4.4 million revenue achieved in the first quarter of 2016 but a 34% decline from the $7.4 million delivered in the second quarter of 2015. That change relative to 2015 is primarily due to lower sales of transponder products used in electronic game toy and other internet of secure things applications to certain large customers in the U.S. that were not repeated in the second quarter of 2016.

Revenue in the quarter for our All Other segment was only $0.2 million, just 1% of total revenue, and not significantly different from either first quarter revenues of $0.4 million, or the same figure generated in the second quarter of 2015. As previously disclosed, the restructuring of our European operations in Q4 of 2015 included the discontinuation of our Chipdrive product line, and we sold off remaining inventory in Q2 this year. As we also continue to phase out our digital media product lines, we should have very little revenue in our All Other segment going forward.

Turning to our gross margins.

Our GAAP gross profit margin was 39% in the second quarter, compared to 42% in quarter 1, and 43% in the second quarter of 2015. It was 41% year to date this year, versus 42% year to date last year. Non-GAAP gross profit margin, which excludes certain non-cash items, was 42% in the second quarter, compared to 45% in our first quarter and 45% in the second quarter of 2015. A decrease in the quarter both sequentially and comparatively is primarily a result of product and customer mix within each of our segments, and the change to a distribution sales model in our Identity segment in certain international markets as part of our business restructuring. In addition there is no longer a contribution from Chipdrive as referenced a moment ago.

Moving now to our operating expenses. GAAP operating expenses totaled $7.9M in the quarter compared to $13.6M in Quarter 1 and $14.4M in the comparable quarter of 2015. Adjusting on a consistent basis to exclude restructuring and severance, and certain non-cash charges normally excluded from our non-GAAP results such as stock-based compensation, depreciation and amortization, our Non-GAAP operating expenses in the second quarter were $6.8 million as compared with $9.4 million in the prior quarter and $11.6 million in the second quarter of 2015. These significant sequential and comparative decreases are primarily due to the positive impact of the restructuring activities undertaken in the first quarter. The non-GAAP operating expense figure includes legal and professional fees related to non-core business activities of $1.0 million. Excluding these expenses, our non-GAAP operating expenses were $5.9 million in the quarter, compared with $7.6 million in quarter 1 and $9.7 million in quarter 2 of last year, and meeting our commitment to get our cost structure down to a level where quarterly business-related operating expenses are below $6 million.

R&D expenses were down 28% from $1.8 million in the first quarter to $1.3 million in the second quarter of 2016 and down 38% from the prior year comparable period. This decrease is primarily due to the shift in our strategic direction and the reduction of our R&D resources under the restructuring plan we announced in Q1, focusing on core business activities anticipated to generate near term revenue opportunities. Sales and marketing expenses were $2.9 million or 22% of revenues in the second quarter, a decrease of $0.8 million sequentially and a decrease of $1.9 million comparatively from the second quarter of 2015. The changes again primarily reflect the reduction of headcount and delayering of management as part of our recent restructuring, and the positive impact of other cost-saving initiatives taken in the past year.

G&A expenses, which include the previously mentioned legal and professional fees related to non-core business activities, were $2.6 million in the second quarter compared to $3.9 million in the first quarter and $4.6 million in the second quarter of 2015. However, excluding the non-core professional costs, G&A expenses would have been $1.7 million in the current quarter compared with $2.1 million in the prior quarter, and $2.7 million in the comparative period, reflecting underlying decreases of approximately 21% and 39% respectively. Our GAAP net loss was $3.0 million compared to a loss of $8.9 million in Quarter 1 and a loss of $8.2 million in Q2 of 2015, while our non-GAAP Adjusted EBITDA loss was approximately $1.2 million in the second quarter of 2016 compared to a loss of $3.8 million in the first quarter of 2016 and $4.5 million in the second quarter of 2015.

Again excluding the legal and other professional fees related to non-core business activities our non-GAAP adjusted EBITDA loss would have been $300 thousand in the second quarter, and we continue to expect to be adjusted EBITDA positive on a comparable non-GAAP basis in the second half of the year.

Do note that our Earnings Release includes a full reconciliation of GAAP to non-GAAP information.

Restructuring charges recorded in the second quarter of 2016 were $0.2 million primarily comprising facilities costs associated with the implementation of the Quarter 1 restructuring plan. The restructuring charge in the prior period was $2.7 million. We do not expect to incur further restructuring charges in connection with the implementation of this plan.

Touching briefly on a few other items on the income statement: Interest expense of approximately $519 thousand for the quarter decreased from $770 thousand in the first quarter of 2016, which period included the write-down of unamortized debt issuance costs relating to the modification to our revolving loan facility in Q1 of 2016.

Non-cash Stock based compensation was $0.4 million in the quarter compared with $0.9 million in the first quarter.

Now turning to the BALANCE SHEET. I will be comparing our position at June, 2016 to the position at both March 2016 and December, 2015.

Our Reported Cash was $9.4 million at June 30, 2016 as compared to $9.0 million at March 31 and $16.7 million at December 31.

The net cash inflow for the quarter was driven by changes in our operating assets and liabilities generating $2.4 million, which is in excess of our reduced net loss as adjusted for non-cash items of $1.6 million, and other cash outflows were minimal. An increase in accounts payable of $1.3 million was primarily due to the timing of periodic payments. Defining Working capital as accounts receivable plus inventory less accounts payable is reduced to $15.3 million at June 30, 2016 as compared to $18.6 million at March 31st and $16.4 million at December 31st, 2015. We also had $0.3 million in capital expenditures in the quarter.

A couple of other notable items with regards to the balance sheet: With respect to our accounts receivables, our days’ sales outstanding decreased to 54 days in the second quarter from 61 days at the end of first quarter 2016 due to improved collections.

Inventories net of reserves, decreased to $13.8 million at June 30th, from $15.2 million at March 31st and $14.7 million at December 31st, 2015. Our adjusted turnover was approximately 3.1 for the second quarter of 2016, as compared to 2.3 for the quarter ended March 31st and 2.8 for the quarter ended December 31, 2015. We are carrying significant transponder inventory in our Credentials segment related to a prior end customer which we expect to be able to monetize either through that relationship or through an alternative use case.

Some of the other noteworthy line items in the balance sheets:

Other accrued expenses and liabilities comprise of employee compensation, legal and professional fees, restructuring charges and other items, amounting in total to $6.6 million at June 30th. At March 31st these accrued expenses and liabilities totaled $8.0 million subsequent to our restructuring event, having been $5.8 million at December 31st, 2015.

Our Long term payment obligation decreased from $4.9 million at December 31st to $4.7 million at March 31st, to $4.5 million at June 30th, reflecting the continuing quarterly payments made, partially offset by the accretion of interest.

Our Long-term financial liabilities decreased from $17.7 million at December 31st to $8.2 million at both March 31st and June 30th, as a result of reclassifying our term loan with Opus Bank and the related debt issuance costs to short-term in Q1 2016. The $10 million term loan matures on March 31st, 2017, and amounts due under the revolver mature in November 2017.

Finally, the company is again confirming revenue guidance for fiscal year 2016 initially given in our 2015 year-end earnings release and reiterated last quarter, of between $56 and $60 million. This reflects the trends in the business we experienced in 2015 and this year to date, as adjusted for the revenue associated with restructuring activities.

That concludes our financial discussion and I’ll pass the call back to Steve.

Steven Humphreys - Identiv, Inc. - CEO

Allright, thanks Steve. As I mentioned earlier, our update here is really reiterating the business direction we have already laid out, so I’ll go through this pretty quickly. But it is important to focus on our core position which is really as the quality provider and technology leader across all of our products, physical access, our identity readers, transponders and cards. We believe we are the most responsive, the most reliable and the most complete solution that any of our customers turn to and that’s the basis we’re building on and it’s going to drive our expanded market share. We’ve got great partners, a discipline sales organization and focus and commitment to this market that creates the base free efficient growth. It’s very much blocking and tackling, but that’s the basis we are building on.

Now the combination of deep technology and the partner reach and customer experience that we’ve got and that we’re immersed in, provide the base not just for the market growth and grabbing share within that market but for a disruptive growth. But we think we’re positioned to take advantage of that disruptive growth with pretested ROI because we know the customers, we know the channel, we know the technology, we don’t have to invest way ahead of revenues, but we can drive substantially accelerated growth. So as we deliver our current and transformational solutions to our Hirsch dealers, VARs, integrator Cisco channel at OEM partners, you’ll see that the common theme through that is our quality and technology leadership but very much in a leverage model. We’re not trying to create a market, we’re not trying to circumvent a channel, we’re going to go with it, building on the base, put leverage into everything we do and then realize both growth and margin on the technology and the quality we deliver.

So part of that base, and this is a slide you’ve seen before, but it’s an important part of our strength. Part of that base is our geographic base. It’s very solid with all the dynamics and opportunities you’d expect. We have strength in the U.S. with about two thirds of our revenues there, but great growth going on in international and as you would expect, Asia Pacific growing somewhat faster than Europe. What this means is, number 1, we’re already established in the international market places, we don’t need to invest in order to grow internationally but also we are small, so we have substantial room to expand in each of these international markets but therefore we’re not at all crowded in headroom in terms of market growth in either market segments or geographically.

Now, while focusing on the business base and all of that strength and quality and technology that I mentioned and our international presence, as you all know, we’ve been taking almost step function progress on our efficiency. As I mentioned and as Steve went through in some detail, our operating expenses had gotten to in excess of 50%

revenues throughout 2014 and 2015, they reached nearly 70% of revenues a year ago. We’ve taken some very dramatic steps 23% sequential drop on recurring non-GAAP OpEx and about 40% year-over-year. And our growth resurgence and our strength and our quality and our team’s commitment and enthusiasm has happened really in that context, and as we go forward we expect to continue leveraging our business model, keep driving the efficiency. We know what it feels like to be more efficient and to succeed and grow as we’re getting more efficient. And that said, there is a residual impact. When you have taken some of your focus off of your core market for a period of time, it is going to take some time to build that basis solidly and as reliably as we would like. We’re reiterating our guidance and our projections, you’ve seen us being able to offset variances in the market place but it’s going to take a lot of hard work by the team. We’re committed to doing it and as we build we think we’ll accelerate even further. The main concept here is that you’re seeing the growth as we build our base stronger and we’re no longer making up for some of the weaknesses that’s been created from the past, we expect that our reliability and our growth rate can only be stronger.

Now, the next few slides are largely as we previously presented but it’s just a bit of a reconfirmation of our position, of our direction and the opportunity and so it is important to keep in mind. We really believe in addition to the quality and technology I mentioned earlier, we’ve developed and we have deployed the most complete product portfolio for access management. We have a complete solution set across software, panels, readers, credentials, both at the channel user – channel level and at the OEM level. We have great brands across all these categories and we are widening our base of customers served and channel, and this is fundamentally the platform we are building on. So graphically, it’s easy to say those is a set of products but it’s important to understand the context in the complex physical environment into which our access and security platform deploys and it’s really not easily replicable across software, hardware, firmware, industrial design. And our solutions are very valuable to the channel, partners and customers. They can come to us and we can solve virtually any aspect of the solution, and as the infrastructure is evolving we’re there to bring forward all that infrastructure but to give them a security that their prior investments are safe and have a bridge into the future. It’s easier to jump across a chasm, that’s not the way businesses and buyers work. They need to bridge to get to the future and we think we’re positioned with all these compounds to build that bridge and it’s a complicated bridge to build. So we don’t see many, if any other competitors who are positioned the way we are to provide a strong present and a bridge in other future.

And so talking a bit about that bridge and the vision beyond the traditional, physical access platforms, it’s already emerging. With wireless doors and locks growing about 20%, almost twice the rate of perimeter oriented access control systems, we’re already starting to see the growth accelerate and the value delivered. One of the issues is, some of this is happening with Islands of solutions, individual doors, sometimes coming from the consumer side small and medium enterprise, DIY that’s not going to cut it for the perimeter defenders whose jobs depend on what they’ve all been deploying. We can bridge that gap for them and that’s one of our great opportunities with our platform.

So putting it all together, again this is an image you all have seen but it’s very representational because the building is our identity. We want to give you easy access to it but secure access to it, and as the massive dynamics around the building infrastructure change we are there with physical access, with RFID everywhere providing the interoperability and ubiquity and the partnerships companies across Cisco, JCI, Honeywell others who are involved in this infrastructure we’re partnered with them to bring the customers the point solutions they need and the complete platform that they know they need going into the future. So, the bottom line is. I’m going beyond the technology and the markets back to our performance as a business, as we’ve dramatically realigned our expenses, we believe we’ve established a uniquely powerful position in a huge market and it’s poised for increasing growth. Our guidance as Steve has already said, we are confident of and we are reiterating our committing to it and our strategy is the same as you’ve seen before. And as I said, a lot of these are images you’ve seen before and positions you’ve seen before, it’s very important that through all that dynamics our team has executed along the path exactly as we laid it out.

So just to wrap up, I realize I’ve gone into a bit more depth than I said I would, but hopefully it’s all relevant. It’s a little more brief than it’s been before because we haven’t had to build it up from the base and it is completely consistent but it’s important to providing a validation for our view of the strength of our position, our team’s ability to lead in this industry even while we’re driving more efficiency into our business model, that’s exactly what we’ve demonstrated we’re able to do now and that’s what we think we’re going to be doing going forward. I won’t read through this, but suffice to say we’re enthusiastic about where we’ve gotten and where we’re going.

And as we are going forward, we certainly look forward to continuing to update you all through the investor conferences and business updates like this. Frankly, you’ll be seeing more of the same message because the path is very clear for us, it’s all about execution but as we build out that base and start to showing our numbers where the market is going forward and where the real disruption and transformational opportunities are occurring we’ll be bringing that forward to you as well. Not something far over the horizon, something that may happen in the distant future, but step-by-step showing you how the foundation and then cables and then the span and then the bridge is occurring, and then how our business model reflects our opportunity to take a fair share toll of that bridge we built and to land on the other side as we establish it. So as you can see here, we’ll be out a few times over the next few months with future communications to all of you and we look forward to that. But for now, I’d like to turn it back to the operator and open it to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from Mike Latimore. Please go ahead.

Mike Latimore - Northland Securities - Analyst

Hi great. Good evening guys. On the reiteration of guidance I guess, should we think about kind of third quarter and fourth quarter being relatively even levels here or is there one ballpark pronounced?

Steven Humphreys - Identiv, Inc. - CEO

Yeah, good question. Historically third quarter has been strong due to the government fiscal yearend buying period, and the fourth quarter has been a little weaker than that but we do have more diversification in our business than before, so having them at fairly comparable ranges is certainly how we’re thinking about them.

Mike Latimore - Northland Securities - Analyst

Okay, good. And then how about on your FICAM product I believe you were looking to get them approved on this federal list. Can you give an update and the status of that?

Steven Humphreys - Identiv, Inc. - CEO

Yes, you bet. The development on our side is complete. We have it going to the process of validation to get it on to the federal government APL, that takes a couple of months and that’s a little bit out of our hands in terms of when actually it’s going to get on there. But and it is in their hands. We’re actually already selling components, our secure network interface board for example, is part of the FICAM platform and some of the government buyers are starting to acquire those in order to be positioned for FICAM deployments as it comes forward. So it’ll be coming into the third quarter and then hitting more aggressively into the fourth quarter, and then it’ll be several years of deployment across literally hundreds of thousands of government doors.

Mike Latimore - Northland Securities - Analyst

Great. And how about just an update on the Cisco relationship, you know channel development there, how important is that for the second half of the year?

Steven Humphreys - Identiv, Inc. - CEO

It’s important in terms of relationship in building our strategy. As I mentioned, we’ve diversified our revenue streams quite a bit so we’re not exposed, in terms of a downside, but it’s – the growth is nice, the channel is very excited and very broad. Our challenge is balancing a broad range of requirements because some of their implementations are deeply enmeshed in their networking systems as well as their video systems. But that partnership is going very well and you’re going to see it at the center piece of our business model going forward.

Mike Latimore - Northland Securities - Analyst

Got it. And just before – I think in terms of the OpEx on the quarter you said there was about a $1 million of cost I think professional fees – one, is that right and two, do those go away in the third quarter?

Steven Finney - Identiv, Inc. - CFO

That is correct, Mike. Yes, it is about a $1 million. We’re looking to see them go away in the near future through a combination of the ongoing resolution of the matters that they relate to and working through the process with our insurance people.

Mike Latimore - Northland Securities - Analyst

Okay, thanks. And I guess just as last question would be, any color around backlog you have or you know at this point and then visibility into the sort of federal government opportunities for the third quarter?

Steven Humphreys - Identiv, Inc. - CEO

I don’t think we’ve typically given backlog data around that but we – I think in fact of reiterating our guidance is probably the best thing we can do in terms of our confidence in the business. The federal government has its buying cycle and this is the end of the federal year – fiscal year. So just from a market perspective, you wouldn’t expect that to be any different from prior years that it’s a fairly good buying cycle.

Mike Latimore - Northland Securities - Analyst

Ok, great. Thank you.

Steven Humphreys - Identiv, Inc. - CEO

Thanks, Mike.

Operator

The next question comes from Mark Drucker. Please go ahead.

Mark Drucker - B Riley Company - Analyst

Hi Steve, thanks for taking the time. One question I had is, so it seems like you’re making really good improvement in terms of managing costs and I – you know it still seems a little cost heavy on the P&L. I guess can you kind of give us insight into what a run rate are you looking for in terms of Opex, and when can you achieve it?

Steven Humphreys - Identiv, Inc. - CEO

Yes, so great question because as much as the teams worked so hard and we made good progress and we aren’t there yet. So, in my comments I indicated in the mid-30s of revenues as an Opex target and we certainly think that’s achievable that we’ll be driving towards longer term as we look at some of the growth areas and the leverage that we get out of our channel and some of the OEM relationships. We think that can get into the 30% range, but that’s certainly a longer term target.

Mark Drucker - B Riley Company - Analyst

Okay. And also with respect to debt reduction, do you see cash flow being sufficient and it looks second half of the year or maybe into 2017 that started paying down debt?

Steven Finney - Identiv, Inc. - CFO

Well, we are certainly in a position as we become EBITDA positive and work through our working capital situation that we should be beginning to generate cash from operations, yes. As to whether that’s being paying down debt or maintaining debt as a comparable level in order to be able to invest in the business that’s really something we need to look at.

Mark Drucker - B Riley Company - Analyst

Ok. And the inventory you mentioned is that related to Disney, the access in inventory that you have currently?

Steven Finney - Identiv, Inc. - CFO

Yes it is.

Mark Drucker - B Riley Company - Analyst

Okay, that’s all from me. Thank you.

Steven Humphreys - Identiv, Inc. - CEO

Right, thanks.

Operator

And at this time we have no further questions.

Steven Humphreys - Identiv, Inc. - CEO

All right, well thank you again for joining us and looking forward to keeping you updated as we continue to drive this business forward. Thanks to everyone who is listening and if anyone who is on the Identiv team who is listening as well, really appreciate all the effort and all the commitment you haveve shown. Thanks everybody and have a good day.

Operator

Thank you ladies and gentlemen. This concludes today’s conference. Thank you all for participating. You may now disconnect.

Note Regarding Forward-Looking Information

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding the benefits of the restructuring, expected cost savings, and future operating and financial performance, including fiscal year 2016 guidance, the timing of any potential benefits from the restructuring, the Company’s beliefs regarding its ability to diversify its customer base, and its beliefs regarding its products and customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the actual impact of the restructuring on the Company’s business, the Company’s ability to perform to expected sales and adjusted EBITDA expectations, the level of customer orders, the success of its dealer channels, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

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